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                                                                     Exhibit 4.7


                               TRAVELOCITY.COM LP
                          EMPLOYEE STOCK PURCHASE PLAN


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                             FIRST AMENDMENT TO THE
                               TRAVELOCITY.COM LP
                          EMPLOYEE STOCK PURCHASE PLAN
                       AS AMENDED BY AMENDMENT ONE TO THE
                        TRAVELOCITY.COM LP EMPLOYEE STOCK
                        PURCHASE PLAN DATED JULY 17, 2001

                  Travelocity.com LP (the "Partnership"), a limited partnership organized under the laws of the State of Delaware, by resolution of its Board of Directors adopted the Travelocity.com LP Employee Stock Purchase Plan effective as of April 1, 2000 (the "Plan") as amended by Amendment One to the Travelocity.com LP Employee Stock Purchase Plan dated July 17, 2001.

                  In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Partnership as of the effectiveness of the merger of Travelocity.com Inc. and Travelocity Holdings Sub Inc. in which Travelocity.com Inc. will be the surviving entity (the "Merger").

                  1. Section 2.4 of the Plan shall be amended as follows:

                  "'Company' means Sabre Holdings Corporation, a Delaware corporation."

                  2. Section 2.14 of the Plan shall be amended by the replacement of references to "Plan Year" with "Offering Period."

                  3. Section 2.15 of the Plan shall be amended by the replacement of references to "Common Stock" with "Stock."



* * * * * * * *

                  This Amendment was adopted by the Board of Directors of Travelocity.Com LP on April 11, 2002 and is effective on such date.


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                                  AMENDMENT TO
                               TRAVELOCITY.COM LP
                          EMPLOYEE STOCK PURCHASE PLAN

         This Amendment One to the Travelocity.com LP Employee Stock Purchase Plan (the "Plan") is hereby adopted this 17th day of July 2001, by Travelocity.com, LP, a limited partnership organized and existing under the laws of the State of Delaware, having its principal office in Irving, Texas (the "Company"):

                                R E C I T A L S:

         A. The Company previously established the Plan to permit its employees to acquire shares of common stock of Travelocity.com, Inc.

         B. The Company has determined that a provision of the Plan limits the ability of participants to acquire shares in excess of the limits imposed by
Section 423(b)(8) of the Internal Revenue Code of 1986, as amended.

         C. The Company desires to amend the Plan to replace the existing purchase limitation with the purchase limitation contained in by Section 423(b)(8) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, pursuant to the general authority of Section 8.1 of the Plan, the following amendment is hereby made and shall be effective as of January 1, 2001:

a. Section 3.2 of the Plan is hereby revised to be and read as follows:

                  "3.2 Notwithstanding the foregoing, (i) no Employee shall be permitted to defer in excess of $15,000 under the Plan in any single Plan Year, and (ii) no Employee shall be granted a right to purchase Shares under this Plan to the extent such right would permit him to purchase Shares under the Plan (and under all other employee stock purchase plans of the Company and its Affiliates) at a rate that exceeds $25,000 of Fair Market Value (determined on the first day of each Offering Period) for each calendar year in which such right is outstanding at any time. For purposes of the preceding sentence, a Participant's right to purchase

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         Shares under this Plan shall be deemed to have been exercised on the last day of each Offering Period. To the extent that this Section prevents the use of a Participant's salary deductions to purchase Shares hereunder, the portion of the Participant's salary not used to purchase Shares shall be returned to the Participant, without interest, as soon as administratively practicable following the end of the Offering Period."

         IN WITNESS WHEREOF, the Company has caused this Amendment to the Travelocity.com, LP Employee Stock Purchase Plan to be executed as of the date first above written.

                                    TRAVELOCITY.COM LP


                                    By:
                                       -----------------------------------------

                                    Title:
                                          --------------------------------------




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                               TRAVELOCITY.COM LP
                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I
                                     PURPOSE

         1.1. The Travelocity.com LP Employee Stock Purchase Plan is intended to encourage Eligible Employees of Travelocity.com LP (the "Partnership") to participate in the ownership of the Company, a parent of the Partnership, through the purchase of Stock in the Company, to provide a common interest and benefit in the performance of the Company for both the Company shareholders and Eligible Employees. It is believed that the Plan will encourage Eligible Employees to remain in the employ of the Employer and will permit the Employer to better compete with other companies in hiring and retaining its skilled employees in a highly competitive market.


                                   ARTICLE II
                                   DEFINITIONS

         The following words and phrases shall have the meanings indicated for the purposes of the Plan:

         2.1. "Affiliate" means any other entity approved by the Board of Directors in which the Partnership holds an ownership interest (by value or voting rights) of at least 20%, or any other entity approved by the Board of Directors which has an ownership interest (by value or voting rights) of at least 20% in the Partnership.

         2.2. "Board" or "Board or of Directors" means the Board of Directors of the Partnership.

         2.3. "Committee" means the Plan administration committee designated by the Board, if any, under Article VII of the Plan.

         2.4. "Company" means Travelocity.com Inc., a Delaware corporation.

         2.5. "Compensation" means base salary, excluding bonuses, reimbursements, overtime, or other earnings of any kind.

         2.6. "Closing Date" means the last day of each Offering Period.

         2.7. "Deferral Balance" means, as of any given date during the Plan Year, the total amount of money deducted from a Participant's salary during the Plan Year.

         2.8. "Effective Date" means April 1, 2000.

         2.9. "Eligible Employee" means any person who is an active, regular full-time employee of the Employer who
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                  (a)      receives regular compensation in the form of a
                           weekly, bi-weekly, semi-monthly or monthly salary;

                  (b)      regularly works at least 20 hours per week;

                  (c)      is not covered by a collective bargaining agreement;

                  (d) is not a "temporary employee" hired for a limited period of time or for a specified task; and

                  (e) was an Employee on the first day of the calendar month preceding his desired Entry Date.

         2.10 "Employee" means any person who is employed by the Employer.

         2.11 "Employer" means the Partnership and any Affiliate who adopts the Plan with the Partnership's consent.

         2.12 "Ending Deferral Balance" means a Participant's Deferral Balance on the Closing Date.

         2.13 "Entry Date" means the January 1 or July 1 which falls within each Plan Year.

         2.14 "Exercise Price" means 85% of the lesser of:

                  (a) the Per-Share Price of the Stock on the first Valuation Date of the Plan Year; or

                  (b) the Per-Share Price of the Stock on the last Valuation Date of the Plan Year;

         2.15 "Fair Market Value" of a Share of Common Stock means:

                  (1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, either (a) the average of the high and low prices of the Common Stock on the Composite Tape or other comparable reporting system for the applicable date or (b) if the Common Stock is not traded on the relevant date, the average of the high and low prices of the Common Stock on the Composite Tape or other comparable reporting system for the most recent day on which the Common Stock was traded immediately preceding the applicable date.

                  (2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading days or day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, either (a) the average of the bid and the asked price for the

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                           Common Stock at the close of trading in the
                           over-the-counter market for applicable date or (b) the average of the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date, as the Administrator shall determine in its sole discretion; and

                  (3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

         2.16 "Offering Period" means the six-month period ending on June 30 and December 31 each Plan Year; provided, however, that the first Offering Period shall be a short period beginning on the Effective Date and ending on June 30, 2000.

         2.17 "Participant" means an Eligible Employee who has a valid Employee Stock Purchase Plan Payroll Deduction Agreement on file with the Plan Administrator.

         2.18 "Partnership" means Travelocity.com LP, a Delaware limited partnership.

         2.19 "Per-Share Price" means the closing price per share of the Stock on any Valuation Date.

         2.20 "Plan" means the Travelocity.com LP Employee Stock Purchase Plan.

         2.21 "Plan Administrator" and "Plan Sponsor" means the Partnership. The Partnership may delegate all or any part of its plan administration duties to the Committee.

         2.22 "Plan Broker" means the person that the Plan Administrator may designate from time to time to buy and sell Stock under the Plan.

         2.23 "Plan Year" means the calendar year. The first Plan Year shall be a short year beginning on the Effective Date and ending on December 31, 2000.

         2.24 "Shares" or "Stock" means common stock, par value $.001, of the Company.

         2.25 "Stock Account" means a Stock ownership account which shall be established in the name of each Participant by the Plan Broker, Plan Administrator, or Committee.

         2.26 "Transfer Date" means the date on which Shares shall be transferred to the Stock Accounts of Participants under the Plan.

         2.27 "Valuation Date" means any business day the Stock is actively traded on a national securities exchange, over-the-counter market, or National Association of Securities Dealers Automated Quotation National Market System.

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                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

                  3.1. Only Eligible Employees shall be entitled to participate in the Plan. Eligible Employees may enter the Plan as of any Entry Date by timely completing and submitting to the Plan Administrator, on or before the deadline established by the Plan Administrator from time to time, an Employee Stock Purchase Plan Payroll Deduction Agreement, which shall be provided to all Eligible Employees by the Plan Administrator. Each Eligible Employee who wishes to participate in the Plan shall designate a fixed percentage of his Compensation to be deducted from his salary for each pay period, which shall be a whole number from 1% to 15% of his Compensation as of the Entry Date on which the Participant's participation in the Plan commences for a particular Plan Year.

                  3.2. Notwithstanding the foregoing, no Employee shall be permitted to defer in excess of $15,000 under the Plan in any single Plan Year, and the aggregate Fair Market Value of Shares transferred to a Participant under the Plan in any single Plan Year shall not exceed $25,000 (such Fair Market Value to be determined as of the applicable Transfer Date).

                  3.3. Eligible Employees may begin participation effective as of either January 1 or July 1 each Plan Year. Eligible Employees who do not choose to begin participation at the time they are first eligible may begin participation on any subsequent Entry Date.

                  3.4. For each Plan Year, the Employer shall deduct and withhold a percentage of each Participant's Compensation as specified in such Participant's Payroll Deduction Agreement. No cash contributions shall be permitted.

                  3.5. The Plan Administrator shall establish and maintain a record of each Participant's Deferral Balance. Each Participant's Deferral Balance shall be increased each pay period by the amount of his salary deduction for such pay period. No interest or earnings shall accrue on such Deferral Balance.

                  3.6. A Participant's Payroll Deduction Agreement shall remain valid until the end of each Offering Period, and shall be automatically renewed on the first day of each succeeding Offering Period unless canceled or modified by the Participant.

                  3.7. Except as otherwise provided herein, a Participant's Payroll Deduction Agreement shall be irrevocable for the Offering Period in question and the Participant may not increase or decrease the amount specified in his Payroll Deduction Agreement during the Offering Period. However, a Participant may terminate his Payroll Deduction Agreement under the terms of
Article VI. A Participant may increase or decrease the amount of his salary deduction to be effective on the first day of each succeeding Offering Period.

                  3.8. All amounts deducted from each Participant's salary under the Plan shall be maintained as part of the general assets of the Plan Sponsor until the Stock is actually allocated to the Participant's Account.


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                                   ARTICLE IV
                         STOCK PURCHASES AND ALLOCATION

         4.1. Subject to Section 3.2, each Eligible Employee who is a Participant in the Plan as of the Closing Date shall have credited to his Stock Account on the Transfer Date, a number of Shares of Stock, equal to such Participant's Ending Deferral Balance divided by the Exercise Price. All costs and expenses associated with the acquisition and initial transfer of the Stock on the Transfer Date (including the additional cost per share of Stock as well as all administrative fees and commissions) shall be paid by the Plan Sponsor. The Plan Sponsor's contributions to the Plan shall be fully taxable to the Participant as additional wages but shall not be deemed part of the Participant's compensation for purposes of any other employee benefit plan.

         4.2. Subject to Section 3.2, upon the allocation of Stock to each Participant's Stock Account, such Participant's Deferral Balance shall be reduced by the amount used to purchase the Shares of Stock as set forth in
Section 4.1.

         4.3. The Transfer Date shall be designated on or before the Closing Date by the Plan Administrator in its sole discretion. The Transfer Date as established by the Plan Administrator shall be any date which falls between the last Valuation Date of the Offering Period and the tenth business day after the Closing Date, inclusive.

         4.4. Notwithstanding anything to the contrary herein, curtailments or suspension of purchases or sales of Stock hereunder may be made at any time when such purchases or sales could, in the judgment of the Plan Sponsor or Plan Broker, contravene or be restricted by any applicable regulations, interpretations, or orders of the Securities and Exchange Commission or any other governmental commission, agency, instrumentality, court, securities exchange, the National Association of Securities Dealers or any applicable stock exchange rules, and neither the Company, Plan Sponsor, Employer, Plan Administrator, or Committee shall be accountable or liable for failure to make purchases or sales at such times. In addition, the issuance of Stock hereunder is further conditioned upon the registration of the Stock to be issued with the Securities and Exchange Commission. In no event shall any Stock be issued hereunder prior to the effective date of registration with the Securities and Exchange Commission.


                                    ARTICLE V
                                 STOCK OWNERSHIP

         5.1. Each person for whom the Plan Broker or Plan Administrator maintains a Stock Account shall have an unrestricted ownership interest in all Shares of Stock held in his Stock Account. All whole Shares of Stock held in such Stock Account may be sold by such person at any time. Such person may utilize the services of the Plan Broker, or any other registered stock broker of his choice, to effectuate the sale of any or all of the Shares in his Stock Account. All costs of sale, including all commissions and transfer taxes, shall be paid by the seller. In making such sales, the Plan Broker may combine such shares with shares of other Participants who have made, or on whose behalf similar requests have been made, for purposes of sale, in which case the net proceeds to each Participant (or his legal representative) will be based on the average sales price realized on all such sales. Such sales may be made on any securities exchange to which the Stock is admitted to trading, in the NASDAQ National Market System, in the


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over-the-counter market or in negotiated transactions and on such terms as to price, delivery and otherwise as the Plan Broker may, in its sole and absolute discretion, determine.

         5.2. Each person for whom the Plan Broker maintains a Stock Account may receive, upon request and at his own expense, stock certificates evidencing his ownership of Stock in the Company, which shall be issued in such person's name. Stock certificates shall be issuable for whole shares only. Fractional shares will be paid in cash. The fee for issuing such certificates shall be established by the Plan Broker. Upon issue, the number of Shares which are evidenced by such stock certificates shall be deducted from such person's Stock Account. Shares evidenced by such certificates may be sold through the Plan Broker or the broker of such person's choice.

         5.3. Dividends paid on Shares held in a Stock Account shall be automatically reinvested in additional Shares of Stock, to be added to such Stock Account. Any commissions which are applicable to such dividend stock purchases shall be borne by the holder of the Stock Account and shall be automatically deducted from such dividends before additional Stock is purchased.

         5.4. No Participant shall have any ownership interest in Stock which has not been allocated to such Participant's Stock Account, and no Participant shall be considered to have any tangible or intangible option or right to purchase Stock at a given price prior to the applicable Transfer Date. No adjustments shall be made for dividends, distributions, or other rights for which the record date is prior to the applicable Transfer Date.

         5.5. Any Stock Account established for a Participant under the Plan may be used only for the trading of Shares of Stock.


                                   ARTICLE VI
                           WITHDRAWAL AND TERMINATION

         6.1. A Participant may cancel his Payroll Deduction Agreement at any time during on Offering Period. Upon such cancellation such Participant shall be paid a sum of money equal to his Deferral Balance at the time of the cancellation, without interest, and such Participant shall not be entitled to receive an allocation of Stock on the Transfer Date. Any Participant who cancels his Payroll Deduction Agreement shall be ineligible to participate in the Plan for the remainder of the Offering Period.

         6.2. Any Participant who ceases to be an Eligible Employee for any reason shall be paid a sum of money equivalent to his Deferral Balance at the time his eligibility ceases, without interest, and shall not be entitled to receive an allocation of Stock relating to such returned salary deductions. Any Participant removed from the Plan under this paragraph 6.2 may reenter the Plan on any Entry Date following the date, if any, on which he again becomes an Eligible Employee.

         6.3. In the event of the death of a Participant, a sum of money equivalent to such Participant's Deferral Balance at the time of his death, without interest, shall be paid to said Participant's estate and/or personal representative, and such Participant's estate and/or personal representative shall not receive any further grants of stock under the Plan. All assets in said Participant's Stock Account will remain in his Stock Account until the person with whom such


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Participant has elected a joint account with right of survivorship, or his estate's legal representative requests delivery of said assets from the Plan Broker and submits such documentation as may be required to show proof of entitlement thereto.

         6.4. Any Participant for whom the Plan Broker maintains a Stock Account shall be entitled to hold his Shares in such Stock Account with the Plan Broker regardless of his continued eligibility or participation in the Plan, subject to such rules as the Plan Broker may establish.


                                   ARTICLE VII
                                 ADMINISTRATION

         7.1. The Plan Administrator shall have complete discretion and authority to interpret and construe the Plan, to decide all questions of eligibility and benefits (including any underlying factual determinations), and adjudicate all claims and disputes. The Plan Administrator may delegate its duties to a Committee of two or more persons designated by the Board of Directors to administer the Plan pursuant to the terms of this Article VII. The Plan Administrator may engage the services of third parties (including the Plan Broker or one or more third party administrators) to render advice or provide such services as are necessary or appropriate to administer the Plan.

         7.2. The Plan Administrator or its designee may acquire the Stock to be allocated to the Participants under the Plan by direct issuance from the Company of authorized but unissued shares, treasury shares, transfer from an Affiliate, private purchase, or purchase on such exchange or market where the Stock is publicly traded. Such Stock may be acquired by the Plan Administrator, in its sole discretion, at any time prior to the applicable Transfer Date, in which case it will be exclusively owned and held in the name of the Plan Sponsor until such time as it may be transferred under the terms of the Plan to one or more Participants' Stock Accounts. Prior to such transfer, the Plan Sponsor shall retain all rights of ownership in such Stock, and shall be entitled to receive all dividends which may be paid thereon and to exercise any voting rights attributable thereto.

         7.3. Stock held by the Plan Administrator in anticipation of its obligations under the Plan shall be freely transferable at the discretion of the Plan Administrator prior to its allocation to one or more Participants' Stock Accounts. Such Stock shall not be considered or construed to be held in trust for the benefit of any Eligible Employee or Participant. Furthermore, no Participant or Eligible Employee shall have any ownership interest in such Stock, actual or beneficial, prior to the actual transfer of such stock to his Stock Account on the applicable Transfer Date.

         7.4. To the fullest extent permitted by law, no member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own gross negligence or willful misconduct. To the maximum extent required or permitted under the Delaware General Corporation Law as presently in effect and as hereafter amended from time to time, the Plan Sponsor shall indemnify the members of the Committee against any and all claims, losses, damages and expenses,


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including any amounts paid in settlement with the Committee's approval and any attorney's fees, arising from their action or failure to act in administering the Plan.


                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

         8.1. The Plan Sponsor, in its sole discretion, acting either through its Board or any authorized officer, may amend, modify, suspend, or terminate the Plan at any time. In addition, the Committee may amend the Plan as long as it determines that any such amendment either (a) is necessary or appropriate to comply with applicable law, or (b) does not materially increase the costs of the Plan Sponsor. In the event the Plan is terminated, each Participant shall be paid an amount of money equal to his Deferral Balance, without interest, and shall not be entitled to receive any subsequent allocation of Stock under the Plan.


                                   ARTICLE IX
                       RECAPITALIZATION OR REORGANIZATION

         9.1. If the Company and Plan Sponsor shall be the surviving entities in any merger, consolidation or reorganization, this Plan shall continue, subject to the provisions of Article VIII. In such event, the Board of Directors of the Plan Sponsor shall make such adjustments in the Per-Share Price, or in the number of Shares which may be purchased under the Plan, as it may determine to be appropriate in its sole discretion. In the event of a dissolution, liquidation or merger of the Company or the Plan Sponsor in which the Company or the Plan Sponsor is not the surviving entity, this Plan shall terminate and each Participant shall receive cash equal to his Deferral Balance, without interest, and shall not be entitled to receive any subsequent allocations of Stock under the Plan.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.1. The Plan shall not be construed to give any Employee the right to be retained in the employ of the Employer. The Employer retains the unqualified right to terminate the employment of any Employee at any time.

         10.2. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Participant or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Participant. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process, or to dispose of any interest in the Plan, shall be void.

         10.3. In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been a part of this Plan.

         10.4. The article and section headings are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms or provisions


                                       8
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contained herein. When appropriate, words used in the singular shall include the plural and the plural shall include the singular. As used herein, the masculine gender includes the feminine gender.

         10.5. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware, unless superseded by federal law.


                                   ARTICLE XI
                           TAX STATEMENTS; WITHHOLDING

           11.1. The Employer's subsidy for the purchase of Stock (i.e., the difference between the Fair Market Value of Shares allocated to a Participant and such Participant's Ending Deferral Balance), plus each Participant's pro rata share of brokerage commissions paid on their behalf by the Employer in connection with the original allocation of the Stock, will be reported on the appropriate form or forms to the Internal Revenue Service and to all Participants. The Employer shall withhold from each Participant's earnings income tax, social security taxes and other taxes required to be withheld with respect to such amounts. In the event a Participant's earnings are insufficient to satisfy such withholding requirements, the Plan Administrator shall have the right to effect the sale of Stock in such Participant's Stock Account to satisfy the deficiency, or take any other action necessary to fulfill such obligation.


                                   ARTICLE XII
                                 EFFECTIVE DATE

         12.1. The Plan shall become effective as of April 1, 2000, subject to the approval of the Board of Directors and the board of directors of the Company.
























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